UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2013

ACCURIDE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN	47715
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code	(812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement

On August 1, 2013, Accuride Corporation (“Accuride”), its wholly-owned subsidiary, Imperial Group, L.P. (“Imperial”), and Imperial Group Manufacturing, Inc. (the “Purchaser”), a Delaware corporation controlled by Wynnchurch Capital, Ltd., entered into an Asset Purchase Agreement (the “Purchase Agreement”) for the sale by Imperial to the Purchaser of Imperial’s metal stamping and fabrication business (the “Business”) and substantially all of the assets of Imperial, and the assumption by the Purchaser of certain operating liabilities of Imperial related to the Business.  The transactions contemplated by the Purchase Agreement closed on August 1, 2013 and were effective as of 11:59 p.m. on July 31, 2013.

Pursuant to the provisions of the Purchase Agreement, subject to certain limited exceptions, the Purchaser purchased from Imperial all equipment, inventories, accounts receivable, deposits, prepaid expenses, intellectual property, contracts, real property interests, transferable permits and other intangibles related to the Business.  The real property interests acquired by the Purchaser include ownership of three plants located in Decatur, Texas, Dublin, Virginia and Chehalis, Washington and a leasehold interest in a plant located in Denton, Texas.  Imperial has retained ownership of a plant property located in Portland, Tennessee but has leased such property to the Purchaser under a two-year lease, with the option of the Purchaser to renew the lease for one additional year.  Rent under the lease is fixed at $75,000 per year. Pursuant to the Purchase Agreement, the Purchaser also assumed Imperial's trade and vendor accounts payable and performance obligations under the contracts included in the purchased assets and the above-noted Denton, Texas lease.

The purchase price for the Imperial assets and business is comprised of (i) $30 million in cash, paid at closing, which is subject to a working capital adjustment based on procedures prescribed in the Purchase Agreement, and (ii) the opportunity of Imperial to receive up to $2.25 million of additional contingent cash consideration, subject to the Business under operation by the Purchaser achieving specified EBITDA targets for the 2014, 2015 and 2016 fiscal years.  The Purchaser is not affiliated with or related to Imperial or Accuride in any way.  The aggregate purchase consideration payable to Imperial was determined by negotiations between Accuride, on the one hand, and Wynnchurch Capital, Ltd., on the other.

The Purchase Agreement contains standard representations, warranties and covenants of the parties for a transaction of this nature, including (without limitation):

•
a covenant of Accuride and Imperial, effective for five years, not to conduct any business that would compete with the Business or solicit customers or employees of the Purchaser, and not to hire certain specified employees;

•
a covenant of Imperial to reimburse the Purchaser for its cost of satisfying warranty claims with respect to products of the Business sold before closing or included in the finished goods inventories included in the assets purchased by the Purchaser;

•
reciprocal indemnities by Imperial and the Purchaser for claims related to (i) breach of representations, warranties or covenants under the Purchase Agreement and certain related transaction agreements, (ii) tax matters, and (iii) certain environmental matters; and

•	a guaranty by Accuride of Imperial’s obligations under the Purchase Agreement and the other agreements entered into by Imperial pursuant to the Purchase Agreement.

Pursuant to a Transition Services Agreement entered into by Imperial and the Purchaser at the closing of the transactions contemplated by the Purchase Agreement, Imperial has agreed to provide certain temporary, transition-related services to the Purchaser, including in the area of human resources, benefits and payroll administration, information technology, cash management and contract assignment administration, as well as the provision of office space at Accuride’s Wixom, Michigan facility.

A copy of the Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

On August 1, 2013, Accuride issued a press release announcing the sale of substantially all of the assets of Imperial to the Purchaser. A copy of such press release was furnished under a Current Report on form 8-K filed by Accuride on August 2, 2013 for purposes of Regulation FD disclosure.

Item 9.01.	Financial Statements and Exhibits

(d)           Exhibits

10.1	Asset Purchase Agreement dated August 1, 2013 among Accuride Corporation, Imperial Group, L.P. and Imperial Group Manufacturing, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date: August 6, 2013	/s/ Stephen A. Martin
Stephen A. Martin
Senior Vice President / General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement dated August 1, 2013 among Accuride Corporation, Imperial Group, L.P. and Imperial Group Manufacturing, Inc.